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General American Life Insurance Company
13045 Tesson Ferry Road
St. Louis, MO 63128

                                                               November 9, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:  MetLife Investors Insurance Company
     MetLife Investors Variable Life Account Five
     Registration Statement on Form S-6 (File Nos. 333-[  ]/ 811-8433)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, the guarantor, General American Life Insurance Company hereby requests that the effective date of the above-referenced registration statement filed on Form S-6 be accelerated and declared effective on November 9, 2006.

                                General American Life Insurance Company
                                (Guarantor)

                                By: /s/ William C. Lane
                                    ------------------------------------
                                    William C. Lane
                                    Vice President and Associate General Counsel